EXHIBIT 23.4

[NSAI Letterhead]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement of Harken Energy Corporation (the “Company”) and to references to this firm of the Company’s estimated proved reserves in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: _______________________________________
Danny D. Simmons
Executive Vice President
Houston, Texas
August 19, 2005